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                                                                       Exhibit 2

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                        PREFERRED SHARES RIGHTS AGREEMENT


         This Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement (this "AMENDMENT") is dated as of February 19, 1999, between LSI Logic Corporation, a Delaware corporation (the "COMPANY"), and BankBoston, N.A., a national banking association (the "RIGHTS AGENT").

         WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Preferred Shares Rights Agreement dated as of November 20, 1998 (the "PRIOR AGREEMENT");

         WHEREAS, the Prior Agreement contains terms restricting the ability of the Company's Board of Directors to amend the Prior Agreement or redeem or exchange the Rights issued thereunder under certain circumstances;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Prior Agreement to remove such terms as set forth herein and the Rights Agent has agreed to the amendment of the Prior Agreement as set forth herein; and

         WHEREAS, the Company has determined that, pursuant to Section 27 of the Prior Agreement, the Prior Agreement may be amended as set forth herein without the approval of the holders of the Rights (as defined in the Prior Agreement).

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Company and the Rights Agent agree as follows:

         1. Amendment of Prior Agreement. Effective as of the date hereof,

                  (a) Each of Section 1(j) (definition of "Continuing Director"), Section 1(t) (definition of "Interested Person") and Section 1(qq) (definition of "Transaction") is deleted from the Prior Agreement in its entirety.

                  (b) Each of Section 23(c) (concerning redemption), Section 24(g) (concerning exchange) and Section 27(b) (concerning amendment) is deleted from the Prior Agreement in its entirety.

                  (c) Except as provided in clause (d) below, all references in the Prior Agreement to any of Section 1(j), Section 1(t), Section 1(qq), Section 23(c), Section 24(g) or Section 27(b) are deleted from the Prior Agreement.


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                  (d) All references in the Prior Agreement to Section 1(k)
thereof are amended to refer to Section 1(j) thereof.

         2. Prior Agreement in Full Force and Effect. Except as amended hereby, the Prior Agreement shall remain in full force and effect.

         3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

"COMPANY"                               LSI LOGIC CORPORATION


                                        By:
                                            ----------------------------------

                                        Name:


                                        Title:



"RIGHTS AGENT"                          BANKBOSTON, N.A.

                                        By:
                                            ----------------------------------

                                        Name:

                                        Title:
                                               -------------------------------



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